ASSIGNMENT AGREEMENT

THIS ASSIGNMENT OF TECHOLOGY RIGHTS (the “Agreement”) entered into this 10TH day of August, 2012, by and between CorTronix Technologies Inc., a Nevada corporation whose address is 4591 West 8 Pl, Hialeah, Florida 33012 (the “Assignee”) and Yoel Palomino, an individual with an address of 4591 West 8 Pl., Hialeah Florida 33012 (the “Assignor”);

WHEREAS, Assignor has developed certain technology for global telemedical patient care  known are CorLinkTM more particularly described in Schedule A appended hereto (the “Technology”) and upon the terms and conditions set forth below, Assignor desires to assign all of the rights in and to such Technology to Assignee, such that, following such transaction, Assignee will hold all rights and interest in and to the  Technology.

               NOW THEREFORE, in consideration of the mutual covenants, agreements, representations and warranties contained in this Agreement, the Parties hereto agree as follows:

1.  TERMS OF ASSIGNMENT

1.1           SALE AND ASSIGNMENT OF TECHNOLOGY.  Subject to the terms and conditions herein set forth, Assignor hereby agrees to sell and assign and Assignee hereby agrees to purchase from Assignor  all rights and interest in and to the Technology.

1.2 CONSIDERATION.  The consideration for the sale and assignment of the Technology from Assignor to Assignee shall be:

1.2.1              Share Consideration.  The share consideration to be issued to Assignor upon the Closing of the acquisition by way of the assignment of the Licensing Agreements to Assignee shall be $1.00 and other good and valuable consideration.

1.2.2              Employment Agreement.  Assignee shall enter into an employment agreement for a period of three years with Assignor for a salary of $125,000 per annum to commence immediately up the execution of this Agreement.

2.  REPRESENTATIONS AND WARRANTIES

2.1              REPRESENTATIONS AND WARRANTIES OF ASSIGNOR. The Assignor represents and warrants as follows:

a)         AUTHORITY TO EXECUTE.  Assignor has all requisite power and authority to own, execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and  instruments related to this Agreement.

b)        RIGHTS TO TECHNOLOGY.  Assignor has the sole rights to the Technology, free and clear of any and all liens and encumbrances.

    c)           OBLIGATIONS RELATING TO THE TECHNOLOGY.  Assignor has no contract or other obligation other than those disclosed in this Agreement, which are threatened or contemplated against Assignor which, if decided adversely to Assignor, would impose any rights or interest or judgment against the Technology.

    d)   COMPLIANCE WITH APPLICABLE LAW AND REGULATORY MATTERS. Assignor has complied with all applicable laws and regulations, and is not in violation of, and have not received any written notices of violation with respect to, any laws and regulations in connection with the Technology or the development, ownership or operation of Assignor’s respective business, assets and properties, in regard to the Technology.

e)    MATERIAL CONTRACTS.  There are no material contracts of Assignor currently in existence in relation to the Technology.

f)  BROKER’S FEES.  Assignor has not employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

g)  CERTAIN BUSINESS PRACTICES. Assignor has not (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity on behalf of, or purportedly on behalf of, or for the business of Assignor, or (ii) made any unlawful payments to officials or employees of governmental entities or to directors, officers or employees of foreign or domestic business enterprises.

2.2       REPRESENTATIONS AND WARRANTIES OF ASSIGNEE. The Assignee represents and warrants as follows:

       a)       CORPORATE ORGANIZATION AND GOOD STANDING.  Assignee is a corporation duly organized, validly existing, and in good standing under the laws of the State of Nevada, and is qualified to do business as a foreign corporation in each jurisdiction, if any, in which its property or business requires such qualification.

       b)       CORPORATE AUTHORITY.  Assignee has all requisite corporate power and authority to execute, deliver, perform and conclude the transactions contemplated by this Agreement and all other agreements and instruments related to this Agreement.

                      c)        NO VIOLATION.  Consummation of the acquisition contemplated herein will not constitute or result in a breach or default under any provision of any charter, bylaw, indenture, mortgage, lease, or agreement, or any order, judgment, decree, law, or regulation by which Assignee is bound.

        d)     AUTHORITY; NO VIOLATION.

                                    (i) Assignee has full corporate power and authority to execute and deliver this Agreement and to comply with the terms hereof and consummate the transactions contemplated hereby.  This Agreement has been duly and validly executed and delivered by Assignee.  Assuming due authorization, execution and delivery by the other Party, this Agreement constitutes the valid and binding obligation of Assignee, enforceable against Assignee in accordance with its terms, except as such enforcement may be limited by (i) the effect of bankruptcy, insolvency, reorganization, receivership, conservatorship, arrangement, moratorium or other similar laws affecting or relating to the rights of creditors generally, or (ii) the rules governing the availability of specific performance, injunctive relief or other equitable remedies and general principles of equity, regardless of whether considered in a proceeding in equity or at law, or (iii) the specific terms and conditions of this Agreement.

                (ii) Neither the execution and delivery of this Agreement by Assignee nor the consummation by Assignee of the transactions contemplated hereby, nor compliance by Assignee with any of the terms or provisions hereof, will (A) violate any provision of the Certificate of Registration or Constitution or the certificates of registration or constitution, or other charter or organizational documents, of Assignee or (B) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to Assignee or any of its properties or assets, the violation of which would have a material adverse effect, or (C) violate, conflict with, result in a breach of any provision of or the loss of any material benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of any or all rights or benefits or a right of termination or cancellation under, accelerate the performance required by or rights or obligations under, increase any rate of interest payable or result in the creation of any lien upon any of the respective properties or assets of Assignee under, any authorization or of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement, contract, or other instrument or obligation to which is a party, or by which its properties, assets or business activities may be bound or affected.

                             e)  LEGAL PROCEEDINGS.  Assignee is not a party to any, and there is no pending or, to the knowledge of Assignee, threatened, legal, administrative, arbitral or other proceeding, claim, action or governmental or regulatory investigation of any nature against Assignee, or any of its officers or directors which, if decided adversely to Assignee, would, individually or in the aggregate, be material to Assignee.  There is no injunction, order, judgment or decree imposed upon Assignee, or any of its officers or directors, or the assets of Assignee.

            f) COMPLIANCE WITH APPLICABLE LAW AND REGULATORY MATTERS.

(a) Assignee has complied with all applicable laws and regulations, and is not in violation of, and have not received any written notices of violation with respect to, any laws and regulations in connection with the conduct of its respective businesses or the ownership or operation of its respective businesses, assets and properties, except for such noncompliance and violations as would not, individually or in the aggregate, be material.

b)   Assignee has all licenses, permits, certificates, franchises and other authorizations (collectively, the “Authorizations”) necessary for the ownership or use of its assets and properties and the conduct of its business, as currently conducted, and has complied with, and are not in violation of, any Authorization, except where such noncompliance or violation would not, individually or in the aggregate, be material.  Except as would not be material to Assignee, all such Authorizations are in full force and effect and there are no proceedings pending or, to the knowledge of Assignee, threatened that seek the revocation, cancellation, suspension or adverse modification thereof.

g) GOVERNMENT ORDERS. There are no governmental orders applicable to Assignee which have had or may have a Material Adverse Effect on Assignee.

h)  MATERIAL CONTRACTS.  There are no material contracts of Assignee currently in existence.

i) INSURANCE.  Assignee has no insurance coverage with respect to its business.

j) INTERESTS OF OFFICERS AND DIRECTORS.  Assignee discloses that Yoel Palomino, is the sole director and the President, Secretary and Treasurer of Assignee.   Assignee acknowledges that it was formed for the purpose of acquiring the Technology.

k) BROKER’S FEES.  Assignee has not employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the transactions contemplated by this Agreement.

l) CERTAIN BUSINESS PRACTICES.  No director, officer, agent or employee of Assignee has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful expenses relating to political activity on behalf of, or purportedly on behalf of, or for the business of Assignee, or (ii) made any unlawful payments to officials or employees of governmental entities or to directors, officers or employees of foreign or domestic business enterprises.

3.  CONDITIONS PRECEDENT

3.1           Conditions to Each Party’s Obligations. The respective obligations of each Party hereunder shall be subject to the satisfaction prior to or at the Closing of the following conditions:

a)        No Restraints. No statute, rule, regulation, order, decree, or injunction shall have been enacted, entered, promulgated, or enforced by any court or governmental entity of competent jurisdiction which enjoins or prohibits the consummation of this Agreement and shall be in effect.

b)        Legal Action. There shall not be pending or threatened in writing any action, proceeding, or other application before any court or governmental entity challenging or seeking to restrain or prohibit the consummation of the transactions contemplated by this Agreement, or seeking to obtain any material damages.

3.2           Conditions to Assignor’s Obligations. The obligations of Assignor to close shall be subject to the satisfaction prior to or at the Closing of the following conditions unless waived by Assignor:

a)        Representatives and Warranties of Assignee. The representations and warranties of Assignee set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except: (i) as otherwise contemplated by this Agreement; or (ii) in respects that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement. “Material Adverse Effect” for purposes of this Agreement shall mean any change or effect that, individually or when taken together with all other such changes or effects which have occurred prior to the date of determination of the occurrence of the Material Adverse Effect, is or is reasonably likely to be materially adverse to the business, assets, financial condition, or results of operation of the entity.

b)        Performance of Obligations of Assignee. Assignee shall have performed all agreements and covenants required to be performed by it under this Agreement prior to the Closing, except for breaches that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.

3.3           Conditions to Assignee’s Obligations. The obligations of Assignee shall be subject to the satisfaction prior to or at the Closing of the following conditions unless waived by Assignee:

       a) Representatives and Warranties of Assignor. The representations and warranties of Assignor set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Closing as though made on and as of the Closing, except: (i) as otherwise contemplated by this Agreement, or (ii) in respects that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.

       b)      Performance of Assignor. Assignor shall have performed all agreements and covenants required to be performed by them under this Agreement prior to Closing, except for breaches that do not have a Material Adverse Effect on the Parties or on the benefits of the transactions provided for in this Agreement.

4. CLOSING AND DELIVERY OF DOCUMENTS

4.1           Time and Place. The Closing of the transaction contemplated by this Agreement shall take place at the offices of Assignee, unless otherwise agreed by the Parties, immediately upon the full execution of this Agreement, and the satisfaction of all conditions, specifically the delivery of all required documents, or at such other time and place as the Parties mutually agree.  All proceedings to be taken and all documents to be executed at the Closing shall be deemed to have been taken, delivered and executed simultaneously, and no proceeding shall be deemed taken nor documents deemed executed or delivered until all have been taken, delivered and executed.  The date of Closing may be accelerated or extended by agreement of the parties.

Any copy, facsimile telecommunication or other reliable reproduction of the writing or transmission required by this Agreement or any signature required thereon may be used in lieu of an original writing or transmission or signature for any and all purposes for which the original could be used, provided that such copy, facsimile telecommunication or other reproduction shall be a complete reproduction of the entire original writing or transmission or original signature.

4.2           Deliveries by Assignor. At Closing, Assignor shall make the following deliveries to Assignee:

a)        Such documents as may be required to transfer the Technology to Assignee and any related contracts or agreements in regard to the Technology

4.3           Deliveries by Assignee.  At Closing, Assignee shall make the following deliveries to Assignor:

a)  Stock certificates representing the Assignee Common Shares issued in the name of Assignor or its designee;

             b) Certified resolutions of the Board of Directors of Assignee authorizing the execution and performance of this Agreement.

5.  INDEMNIFICATION AND ARBITRATION

5.1.           Indemnification. The Assignor, on the one hand, and the Assignee, on the other hand, (each party, “Indemnifying Party”) shall agree to indemnify, and hold harmless the other party (“Indemnified Party”) from any and all claims, demands, liabilities, damages, losses, costs and expenses that the other party shall incur or suffer, including attorney’s fees and costs, that arise, result from or relate to any breach of, or failure by Indemnifying Party to perform any of their respective representations, warranties, covenants, or agreements in this Agreement or in any exhibit, addendum, or any other instrument furnished by the Indemnifying Party under this Agreement.

5.2           Arbitration and Governing Law. The parties hereby agree that any and all claims (except only for requests for injunctive or other equitable relief) whether existing now, in the past or in the future as to which the parties or any affiliates may be adverse parties, and whether arising out of this Agreement or from any other cause, will be resolved by arbitration before the American Arbitration Association within the State of Nevada.

a)        The parties hereby irrevocably consent to the jurisdiction of the American Arbitration Association and the situs of the arbitration (and any requests for injunctive or other equitable relief) within the State of Nevada.  Any award in arbitration may be entered in any domestic or foreign court having jurisdiction over the enforcement of such awards.

b)        The law applicable to the arbitration and this Agreement shall be that of the State of Nevada, determined without regard to its provisions which would otherwise apply to a question of conflict of laws.

c)        The arbitrator may, in its discretion, allow the parties to make reasonable disclosure and discovery in regard to any matters which are the subject of the arbitration and to compel compliance with such disclosure and discovery order.  The arbitrator may order the parties to comply with all or any of the disclosure and discovery provisions of the Federal Rules of Civil Procedure, as they then exist, as may be modified by the arbitrator consistent with the desire to simplify the conduct and minimize the expense of the arbitration.

d)   Regardless of any practices of arbitration to the contrary, the arbitrator will apply the rules of contract and other law of the jurisdiction whose law applies to the arbitration so that the decision of the arbitrator will be, as much as possible, the same as if the dispute had been determined by a court of competent jurisdiction.

e)   Any award or decision by the American Arbitration Association shall be final, binding and non-appealable except as to errors of law or the failure of the arbitrator to adhere to the arbitration provisions contained in this agreement.  Each party to the arbitration shall pay its own costs and counsel fees except as specifically provided otherwise in this agreement.

f)   In any adverse action, the parties shall restrict themselves to claims for compensatory damages and/or securities issued or to be issued and no claims shall be made by any party or affiliate for lost profits, punitive or multiple damages.

g)  The parties covenant that under no conditions will any party or any affiliate file any action against the other (except only requests for injunctive or other equitable relief) in any forum other than before the American Arbitration Association, and the parties agree that any such action, if filed, shall be dismissed upon application and shall be referred for arbitration hereunder with costs and attorney's fees to the prevailing party.

h)  It is the intention of the parties and their affiliates that all disputes of any nature between them, whenever arising, whether in regard to this agreement or any other matter, from whatever cause, based on whatever law, rule or regulation, whether statutory or common law, and however characterized, be decided by arbitration as provided herein and that no party or affiliate be required to litigate in any other forum any disputes or other matters except for requests for injunctive or equitable relief. This agreement shall be interpreted in conformance with this stated intent of the parties and their affiliates.

The provisions for arbitration contained herein shall survive the termination of this agreement for any reason.

6.  GENERAL PROVISIONS.

6.1           FURTHER ASSURANCES.  From time to time, each party will execute such additional instruments and take such actions as may be reasonably required to carry out the intent and purposes of this Agreement.

6.2           WAIVER.  Any failure on the part of either party hereto to comply with any of its obligations, agreements, or conditions hereunder may be waived in writing by the party to whom such compliance is owed.

6.3           BROKERS.  Each party agrees to indemnify and hold harmless the other party against any fee, loss, or expense arising out of claims by brokers or finders employed or alleged to have been employed by the indemnifying party.

6.4           NOTICES.  All notices and other communications hereunder shall be in writing and shall be given by personal delivery, overnight delivery, mailed by registered or certified mail, postage prepaid, with return receipt requested, as follows:

If to Assignor to:

Yoel Palomino
4591 West 8 Pl.,
Hialeah, FL 33012

If to Assignee, to:

CorTronix Technologies Inc.
4591 West 8 Pl.,
Hialeah, FL 33012

The persons and addresses set forth above may be changed from time to time by a notice sent as aforesaid. If notice is given by personal delivery or overnight delivery in accordance with the provisions of this Section, such notice shall be conclusively deemed given at the time of such delivery provided a receipt is obtained from the recipient. If notice is given by mail, such notice shall be deemed given upon receipt and delivery or refusal.

6.5           ASSIGNMENT.  This Agreement shall inure to the benefit of, and be binding upon, the parties hereto and their successors and assigns; provided, however, that any assignment by either party of its rights under this Agreement without the written consent of the other party shall be void.

6.6           COUNTERPARTS.  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.  Signatures sent by facsimile transmission shall be deemed to be evidence of the original execution thereof.

6.7           REVIEW OF AGREEMENT.  Each party acknowledges that it has had time to review this agreement and, as desired, consult with counsel.  In the interpretation of this Agreement, no adverse presumption shall be made against any party on the basis that it has prepared, or participated in the preparation of, this Agreement.

6.8           SCHEDULES.  All schedules attached hereto, if any, shall be acknowledged by each party by signature or initials thereon.

 IN WITNESS WHEREOF, the parties have executed this Agreement on the date first written above.

INTENTIONALLY LEFT BLANK

DATED this 10th day of August, 2012

CORTRONIX TECHNOLOGIES INC.
(Assignee)

Per:

Name:  Yoel Palomino
Title:  President
I have authority to bind the Company.

YOEL PALOMINO
 (Assignor)

SCHEDULE A

THE TECHNOLOGY

CorlinkTM is an advanced telemetric system used to transmit, analyze, report and store all types and variations of physiological studies. It was originally designed for use with ECG Holter studies, but recent advancements in state of the art mobile device technology has extended its usefulness and the overall demand. Current protocol for the monitoring of cardiac patients require that the patient is connected to a Holter Recorder in 24-48 hour intervals at which time the patient is needed to return to their Doctors office or Hospital to have the Halter unhooked and analyzed.  Depending on the extent of the Patient’s medical condition, this process could be repeated over the course of two weeks or more consecutively for patients having more complicated symptoms, such cardiac event monitor can be worn for a month or more.  Existing Holter Recorder are large and bulky, usually measuring 3”x 7”x 2” and with no wireless capabilities, making everyday life very challenging.

CoreLinkTM was designed to provide the modern universal Telemedical diagnostics platform, where vital data is streamed from remote devices to Doctors anywhere in the world with mille-metric precision and effectiveness over CorTronixTM Technologies’ cutting edge Cloud based platform. This highly intelligent proprietary network will combine mobile devices with the company’s powerful Internet protocols creating a new paradigm through remote medical diagnostics.  With “Doctor to Patient” confidentiality in mind, CorLinkTM was created using .NET framework with high-level encryption, allowing information to flow instantaneously.  These factors allow for CorTronixTM to integrate the CorLinkTM platform seamlessly into other industries such as the Military Hospitals, Emergency Services, and other industries where “real time” vital information is essential.

CorTronixTM Cloud based integrated technology will pioneer a new, progressive environment, providing the catalyst for medical advancements in Telemedical Patient Care globally, which will have an immeasurable impact on the future.